UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    September 9, 2008

ULTRA CARE, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0528421
(State of incorporation)	(IRS Employer ID Number)

999 Third Avenue, Suite 3800, Seattle WA, 98104
(Address of principal executive offices)

     (206) 224-3738
(Issuer's telephone number)

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As of September 9, 2008, Mr. Clifford Belgica resigned as President and member of the Board of Directors (the “Board”) of Ultra Care, Inc. (the “Registrant”) for personal reasons.

As of September 9, 2008, Mr. Denver Melchor resigned as our Secretary, Treasurer and Chief Financial Officer for personal reasons.

Simultaneously, Mr. Van Clayton A. Pagaduan was appointed as our President, Secretary, Treasurer and Chief Financial Officer and as member of the Board of Directors to fill the vacancy created by the resignation of Mr. Clifford Belgica.

Following the appointment of Mr. Pagaduan as a member of the Board of Directors and as our Secretary, Treasurer and Chief Financial Officer, Mr. Denver Melchor resigned as a member of our Board of Directors for personal reasons.

Since November 2006, Mr. Van Clayton A. Pagaduan has served as a clinical instructor for the College of Nursing at the University of Baguio. From January 2006 until September 2006, Mr. Pagaduan was employed by the Notre Dame De Chartres Hospital as a nurse in the operating room and general ward. From September 2005 until March 2006, Mr. Pagaduan was the manager of the Baguio City Emergency Medical Service at the Baguio City Fire Station and prior to that assistant head of operations from May 1999. Mr. Pagaduan studied at the University of Baguio and completed his studies in physical therapy in 1998 receiving a bachelor's degree in physical therapy. From 2001 until 2005, Mr. Pagaduan studied at the Pines City College receiving a bachelor's degree in Nursing in 2005. Mr. Pagaduan is currently completing his Master of Arts in Nursing from the Philippine College of Human Sciences.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ULTRA CARE, INC.

Dated: September 9, 2008	By:	/s/ Van Clayton A. Pagaduan
Van Clayton A. Pagaduan
Chief Executive Officer, Secretary,
Treasurer, Chief Financial Officer
and Director